Dentsply Sirona Reports Fourth Quarter and Full Year 2025 Results, Provides Full Year 2026 Outlook

News Summary
•Q4 2025 net sales of $961 million increased 6.2%, constant currency sales increased 2.5%
•Q4 2025 reported net loss of ($146) million and diluted loss per share of ($0.74) driven by goodwill and intangible impairments of ($144) million, net of tax
•Q4 2025 adjusted EPS of $0.27
•FY 2026 outlook: net sales in the range of $3.5B to $3.6B; adjusted EPS of $1.40 to $1.50(1)
•Announced a restructuring initiative to redirect approximately $120 million annually into the Return-to-Growth Action Plan, prioritizing investments in accelerated innovation, clinical education, and sales team education focused on connected dentistry
•Initiated new capital allocation strategy by eliminating the dividend and redeploying capital toward debt retirement and share repurchases
•Established new agreements with Patterson Dental, Benco Dental, Burkhart Dental Supply, and A-dec
•Launched Surity™ Female External Catheter to enter a new market category in the U.S.
•Appointed three new members to the Board of Directors: James Forbes, former Vice Chairman Investment Bank of Morgan Stanley; Brian McKeon, former CFO of IDEXX Laboratories, Inc.; and Don Zurbay, former CEO of Patterson Dental

Charlotte, N.C., February 26, 2026 – DENTSPLY SIRONA Inc. (“Dentsply Sirona” or the “Company”) (Nasdaq: XRAY) today announced its financial results for the fourth quarter and full year of 2025.

“We delivered results in line with our expectations this quarter while making meaningful progress against our clear, focused priorities and strengthening execution across the business,” said Dan Scavilla, President and Chief Executive Officer. “In 2026, we are acting with urgency and accountability on our Return-to-Growth Action Plan - going deeper, moving faster and being bolder to enhance the customer experience, strengthen commercial performance and optimize capital allocation.”

Scavilla continued, “Our restructuring program announced today will allow us to streamline operations, improve efficiency and support a more competitive cost structure, while our decision to eliminate the dividend will enable the redeployment of capital toward share repurchases and debt reduction. These are important steps in our roadmap to drive sustained, profitable growth and deliver meaningful long-term value for our shareholders.”

Q4 2025 and FY 2025 Summary Results (Reported)

(in millions, except per share amount and percentages)	Q4 25	Q4 24	YoY	FY 25	FY 24	YoY
Net Sales	$961	$905	6.2%	$3,680	$3,793	(3.0%)
Gross Profit	$443	$446	(0.5%)	$1,840	$1,958	(6.0%)
Gross Margin	46.2%	49.2%		50.0%	51.6%
Net (Loss) Attributable to Dentsply Sirona	($146)	($430)	NM	($598)	($910)	NM
Diluted (Loss) Per Share[1]	($0.74)	($2.16)	NM	($3.00)	($4.48)	NM
(1)As explained below under Full Year 2026 Outlook, the Company does not provide a forward-looking estimate of earnings on a GAAP basis due to unavailability of certain information.

Q4 2025 and FY 2025 Summary Results (Non-GAAP)

(in millions, except per share amount and percentages)	Q4 25	Q4 24	YoY	FY 25	FY 24	YoY
Constant Currency Sales			2.5%			(4.3%)
Adjusted EBITDA	$135	$128	5.3%	$667	$631	5.6%
Adjusted EBITDA Margin	14.1%	14.2%		18.1%	16.6%
Adjusted EPS	$0.27	$0.26	4.9%	$1.60	$1.67	(4.6%)
NM - not meaningful
Percentages are based on actual values and may not reconcile due to rounding.
[1] Weighted-average shares outstanding used to calculate diluted loss per share for the fourth quarters of 2025 and 2024 excludes potential dilutive common shares.

Additional Q4 and FY 2025 Commentary

•Q4 2025 net sales of $961 million increased 6.2%, constant currency sales increased 2.5%, including 5.7% driven by Q4 2024 Byte impact and ERP pre-buy
•FY 2025 net sales of $3,680 million decreased (3.0%), constant currency sales decreased (4.3%) including a (1.9%) Byte sales impact

			Percentage Change
Net Sales by Segment	(in millions, except percentages)		Q4 2025 vs. Q4 2024
					United States		Europe		Rest of World

	2025	2024	As Reported[1]	Constant Currency[1]	As Reported	Constant Currency	As Reported	Constant Currency	As Reported	Constant Currency

Connected Technology Solutions	$299	$293	1.8%	(1.9)%	9.0%	8.5%	0.9%	(7.1)%	(3.2)%	(3.9)%
Essential Dental Solutions	372	346	7.8%	4.0%	3.7%	3.5%	8.6%	0.1%	12.0%	10.8%
Orthodontic and Implant Solutions	202	185	9.8%	6.9%	52.2%	52.1%	3.6%	(3.7)%	(16.8)%	(15.3)%
Wellspect Healthcare	88	81	6.9%	1.9%	13.0%	14.8%	5.9%	(0.6)%	3.6%	3.4%
Total	$961	$905	6.2%	2.5%	14.5%	14.3%	4.8%	(2.9)%	(0.6)%	(0.9)%
(1) Constant currency sales as a Non-GAAP measure are the reported net sales adjusted for the impact of foreign currency changes, which is calculated by translating current period net sales using the comparable prior period’s currency exchange rates. The foreign currency impact is the only reconciling item between as reported and constant currency sales.
Percentages are based on actual values and may not recalculate due to rounding.

			Percentage Change
Net Sales by Segment	(in millions, except percentages)		FY2025 vs. FY2024
					United States		Europe		Rest of World

	2025	2024	As Reported[1]	Constant Currency[1]	As Reported	Constant Currency	As Reported	Constant Currency	As Reported	Constant Currency

Connected Technology Solutions	$1,036	$1,062	(2.5)%	(3.8)%	(12.4)%	(12.4)%	5.8%	1.6%	(2.8)%	(2.0)%
Essential Dental Solutions	1,469	1,454	1.1%	(0.2)%	(4.3)%	(4.4)%	3.9%	(0.1)%	5.4%	6.3%
Orthodontic and Implant Solutions	850	973	(12.6)%	(13.4)%	(24.6)%	(24.6)%	(0.5)%	(3.7)%	(8.4)%	(6.9)%
Wellspect Healthcare	325	304	6.6%	3.9%	2.6%	4.0%	6.3%	2.7%	35.4%	36.2%
Total	$3,680	$3,793	(3.0)%	(4.3)%	(12.3)%	(12.3)%	3.8%	—%	(0.6)%	0.4%
(1) Constant currency sales as a Non-GAAP measure are the reported net sales adjusted for the impact of foreign currency changes, which is calculated by translating current period net sales using the comparable prior period’s currency exchange rates. The foreign currency impact is the only reconciling item between as reported and constant currency sales.
Percentages are based on actual values and may not recalculate due to rounding.

Cash Flow and Liquidity

Operating cash flow in the fourth quarter of 2025 was $101 million compared to $87 million in the fourth quarter of 2024. Free cash flow, a Non-GAAP measure, in the fourth quarter of 2025 was $60 million, compared to $36 million in the fourth quarter of 2024. Full year operating cash flow in 2025 was $235 million compared to $461 million in 2024. Full year 2025 free cash flow was $104 million, as compared to $281 million in the prior year. In the fourth quarter, the Company paid $32 million in dividends resulting in a total of $128 million returned to shareholders through dividends in 2025. The Company had $326 million of cash and cash equivalents as of December 31, 2025.

Goodwill and Intangible Asset Impairments

In the fourth quarter of 2025, the Company recorded non-cash impairment charges for goodwill and other intangible assets of ($144) million, net of tax, related to the Orthodontic and Implant Solutions and Connected Technology Solutions segments. These impairments were driven by lower-than-expected volumes of equipment, implant, and prosthetic products, as well as lowered near-term forecasts, particularly in the United States.

Restructuring Plan

The Company’s Board of Directors approved a restructuring plan to improve operational performance and drive shareholder value creation. In connection with this plan, the Company expects to incur non-recurring charges in the approximate range of $55 million to $65 million, the majority of which will be expensed and paid in cash in 2026 and 2027. The plan is anticipated to result in approximately $120 million in annualized cost savings. The Company intends to reinvest a portion of the anticipated savings in targeted Return-to-Growth initiatives, including investments in accelerated innovation, clinical education, and sales team education focused on connected dentistry.

New Capital Deployment Strategy

Following a strategic review of its capital allocation priorities, the Company has approved the elimination of its quarterly cash dividend. This action allows the redeployment of capital toward debt retirement and share repurchases, strengthening the balance sheet and accelerating long-term shareholder value creation.

“This decision reflects confidence in our growth outlook and disciplined focus on driving EPS growth, reducing share dilution, and capitalizing on what we believe is a share price that undervalues the long-term potential of Dentsply Sirona,” Scavilla said.

Full Year 2026 Outlook

For the full year 2026, the Company expects net sales to be in the range of $3.5 billion to $3.6 billion. Adjusted EPS(1) is expected to be in the range of $1.40 to $1.50. This outlook reflects management’s current expectations regarding tariffs and trade policies.

Other 2026 outlook assumptions are included in the fourth quarter 2025 earnings presentation posted on the Investors section of the Dentsply Sirona website at https://investor.dentsplysirona.com.

(1) We are unable to present a quantitative reconciliation of our expected earnings per diluted share to expected adjusted earnings per diluted share as we are unable to predict with reasonable certainty and without unreasonable effort, items which may include, but are not limited to, restructuring charges, transformation-related costs, impairment charges, certain tax adjustments, and other significant items. The financial impact of these items is uncertain and is dependent on various factors, including timing, and could be material to our Consolidated Statements of Operations.

Conference Call/Webcast Information
Dentsply Sirona’s management team will host an investor conference call and live webcast on February 26, 2026, at 4:30 pm ET. The live webcast of the investor conference call and a presentation related to the call will be available on the Investors section of the Company’s website at https://investor.dentsplysirona.com.

For those planning to participate on the call, please register at https://register-conf.media-server.com/register/BI8d058a1cea004987bfc35ae1ca390d08. A webcast replay of the conference call will be available on the Investors section of the Company’s website following the call.

About Dentsply Sirona
Dentsply Sirona is the world’s largest diversified manufacturer of professional dental products and technologies, with over a century of innovation and service to the dental industry and patients worldwide. Dentsply Sirona develops, manufactures, and markets a comprehensive solutions offering including dental and oral health products as well as other consumable medical devices under a strong portfolio of world-class brands. Dentsply Sirona’s innovative products provide high-quality, effective and connected solutions to advance patient care and deliver better and safer dental care. Dentsply Sirona is headquartered in Charlotte, North Carolina. The Company’s shares are listed in the United States on Nasdaq under the symbol XRAY. Visit www.dentsplysirona.com for more information about Dentsply Sirona and its products.

Forward-Looking Statements and Associated Risks

All statements in this Press Release that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control, including those described in Part I, Item 1A, “Risk Factors” of the Company's most recent Annual Report on Form 10-K, and any updating information or other factors which may be described in the Company’s other filings with the Securities and Exchange Commission (the “SEC”). No assurance can be given that any expectation, belief, goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this Press Release or to reflect the occurrence of unanticipated events. Investors should understand it is not possible to predict or identify all such factors or risks. As such, you should not consider the risks identified in the Company’s SEC filings to be a complete discussion of all potential risks or uncertainties associated with an investment in the Company.

Contact Information:
Investors:
Wade Moody
Senior Manager, Investor Relations
Investorrelations@dentsplysirona.com

Press:
Marion Par-Weixlberger
Vice President, Corporate Communications, Public Relations & Brand
Publicrelations@dentsplysirona.com

DENTSPLY SIRONA INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts and percentages)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024

Net sales	$961	$905	$3,680	$3,793
Cost of products sold	518	459	1,840	1,835

Gross profit	443	446	1,840	1,958

Selling, general, and administrative expenses	383	401	1,438	1,605
Research and development expenses	40	42	150	165
Goodwill and intangible asset impairments	153	504	650	1,014
Restructuring costs	6	8	24	53

Operating loss	(139)	(509)	(422)	(879)

Other income and expenses:
Interest expense, net	22	16	88	69
Other income expense, net	(14)	(2)	(24)	(12)

Loss before income taxes	(147)	(523)	(486)	(936)
Provision (benefit) for income taxes	(2)	(95)	112	(26)

Net loss	(145)	(428)	(598)	(910)

Less: Net income (loss) attributable to noncontrolling interests	1	2	—	—

Net loss attributable to Dentsply Sirona	$(146)	$(430)	$(598)	$(910)

Net loss per common share attributable to Dentsply Sirona:
Basic	$(0.74)	$(2.16)	$(3.00)	$(4.48)
Diluted	$(0.74)	$(2.16)	$(3.00)	$(4.48)

Weighted average common shares outstanding:
Basic	199.6	198.8	199.4	203.2
Diluted	199.6	198.8	199.4	203.2

DENTSPLY SIRONA INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	December 31, 2025	December 31, 2024

Assets
Current Assets:
Cash and cash equivalents	$326	$272
Accounts and notes receivable-trade, net	688	556
Inventories, net	642	564
Prepaid expenses and other current assets	367	354
Total Current Assets	2,023	1,746

Property, plant and equipment, net	861	766
Operating lease right-of-use assets, net	139	136
Identifiable intangible assets, net	974	1,207
Goodwill, net	1,148	1,597
Other noncurrent assets	284	301
Total Assets	$5,429	$5,753

Liabilities and Equity
Current Liabilities:
Accounts payable	$300	$241
Accrued liabilities	700	754
Income taxes payable	30	45
Notes payable and current portion of long-term debt	313	549
Total Current Liabilities	1,343	1,589

Long-term debt	2,015	1,586
Operating lease liabilities	93	91
Deferred income taxes	94	129
Other noncurrent liabilities	544	415
Total Liabilities	4,089	3,810

Total Equity	1,340	1,943

Total Liabilities and Equity	$5,429	$5,753

DENTSPLY SIRONA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:

Net loss	$(598)	$(910)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	141	133
Amortization of intangible assets	211	216
Goodwill impairment	525	773
Intangible asset impairment	125	241
Deferred income taxes	30	(136)
Stock-based compensation expense	33	39
Other non-cash (income) expense	(10)	(9)
Loss (gain) on disposal of property, plant and equipment	—	19
Changes in operating assets and liabilities:
Accounts and notes receivable-trade, net	(91)	104
Inventories, net	(17)	17
Prepaid expenses and other current assets	(7)	38
Other noncurrent assets	(7)	(5)
Accounts payable	11	(30)
Accrued liabilities	(74)	(39)
Income taxes	(32)	38
Other noncurrent liabilities	(5)	(28)
Net cash provided by operating activities	$235	$461

Cash flows from investing activities:

Capital expenditures	(131)	(180)
Cash received on derivative contracts	10	1
Cash paid on derivative contracts	(14)	(12)
Other investing activities, net	3	(6)
Net cash used in investing activities	$(132)	$(197)

Cash flows from financing activities:

Proceeds from long-term borrowings	553	1
Cash paid for deferred financing costs	(16)	—
Repayments on long-term borrowings	(147)	(88)
(Repayments) proceeds on other short-term borrowings, net	(336)	177
Proceeds from 364-day bridge loan	435	—
Repayment of 364-day bridge loan	(435)	—
Cash paid for treasury stock	—	(250)
Cash dividends paid	(128)	(126)
Other financing activities, net	(6)	(16)
Net cash used in financing activities	$(80)	$(302)

Effect of exchange rate changes on cash and cash equivalents	31	(24)

Net decrease in cash and cash equivalents	54	(62)
Cash and cash equivalents at beginning of period	272	334
Cash and cash equivalents at end of period	$326	$272

Supplemental disclosures of cash flow information:
Interest paid, net of amounts capitalized	$66	$91
Income taxes paid, net of refunds	71	74
Non-cash investing activities:
Change in accounts payable related to capital expenditures	$37	$8
Exchange of inventory for naming rights	14	—

Supplemental Information – Reconciliation of GAAP to Non-GAAP Financial Measures

We supplement the reporting of our financial information determined under accounting principles generally accepted in the United States (“GAAP”) with certain non-GAAP financial measures, including percentage sales growth in constant currency; adjusted gross profit; adjusted gross profit as a percent of net sales (“Adjusted Gross Margin”); adjusted operating income; adjusted operating income as a percent of net sales (“Adjusted Operating Margin”); adjusted earnings before interest expense, income taxes, depreciation and amortization (“Adjusted EBITDA”); Adjusted EBITDA as a percent of net sales (“Adjusted EBITDA Margin”); adjusted net income (loss); adjusted earnings (loss) per diluted share (“Adjusted EPS”); and Free Cash Flow. These non-GAAP financial measures are used by the Company to measure its performance and management believes these non-GAAP financial measures provide meaningful information to assist investors and shareholders in understanding our financial results and assessing our prospects for future performance. Management believes percentage sales growth in constant currency and the other adjusted measures described above are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures for reviewing the operating results of reportable business segments and analyzing potential future business trends in connection with our budget process and bases certain management incentive compensation on these non-GAAP financial measures.

The Company has defined the non-GAAP measures used by management as follows:

•Constant Currency: reported net sales adjusted for the impact of foreign currency changes, which is calculated by translating current period net sales using the comparable period's foreign currency exchange rates.
•Adjusted Operating Income and Margin: Adjusted operating income is computed by excluding the following items from operating income (loss) as reported in accordance with US GAAP. Adjusted operating margin is calculated by dividing adjusted operating income by net sales.
◦Business combination-related costs: costs related to consummating and integrating acquired businesses, as well as net gains and losses related to disposed businesses. Costs include the post-acquisition roll-off of fair value adjustments recorded related to business combinations, except for amortization expense of purchased intangible assets noted below.
◦Restructuring-related charges and other costs: costs related to the implementation of restructuring initiatives, including but not limited to, severance costs, facility closure costs, and lease and contract termination costs, as well as related professional service costs associated with these restructuring initiatives and global transformation activity. Other costs include gains and losses on the sale of property, legal settlements, executive separation costs, write-offs of inventory as a result of product rationalization, and changes in accounting principles recorded within the period. This category also includes costs related to investigations and associated legal cases and remediation activities, which primarily include legal, accounting and other professional service fees, as well as turnover and other employee-related costs.
◦Goodwill and intangible asset impairments: include charges related to goodwill and intangible asset impairments.
◦Amortization of purchased intangible assets: includes the periodic amortization expense related to purchased intangible assets, which are recorded at fair value.
◦Fair value and credit risk adjustments: include the non-cash mark-to-market changes in fair value associated with pension assets and obligations, the credit risk component of hedging instruments, contingent consideration from past acquisitions, and equity-method investments.
•Adjusted Gross Profit and Margin: gross profit excluding the impact of any of the above adjustments that affect either net sales or cost of sales. Adjusted gross margin is calculated by dividing adjusted gross profit by net sales.
•Adjusted Net Income (Loss): net income (loss) as reported in accordance with US GAAP, adjusted to exclude the items identified above, as well as the related income tax impacts of those items. The income tax effect of each pre-tax adjustment was determined based on the tax rate of the jurisdiction in which the related pre-tax adjustment was recorded. Additionally, net income is adjusted for other tax-related adjustments such as discrete or significant adjustments to valuation allowances and other uncertain tax positions, final settlement of income tax audits, discrete tax items resulting from the implementation of restructuring initiatives, the windfall or shortfall relating to exercise of employee stock-based compensation, any difference between the interim and annual effective tax rate, and adjustments relating to prior periods.
•Adjusted EBITDA and Margin: in addition to the adjustments described above in arriving at adjusted net income, adjusted EBITDA is computed by further excluding any remaining interest expense, net, income tax expense, depreciation and amortization. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by net sales.
•Adjusted Earnings (Loss) Per Diluted Share: computed by dividing adjusted earnings (loss) attributable to Dentsply Sirona stockholders by the diluted weighted average number of common shares outstanding.
•Free Cash Flow: net cash provided by operating activities minus capital expenditures during the same period.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of our business. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The following reconciles the non-GAAP financial measures discussed above with the most directly comparable GAAP financial measures. The weighted-average diluted shares outstanding used in the calculation of adjusted net earnings per diluted share are the same as those used in the calculation of reported net earnings per diluted share for the respective period. The weighted-average diluted shares outstanding used in the calculation of adjusted net loss per diluted share excludes potential dilutive common shares.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(in millions, except per share amounts and percentages)
(unaudited)

A reconciliation of selected items as reported in the Condensed Consolidated Statements of Operations to adjusted Non-GAAP financial statements items are as follows:

Three Months Ended December 31, 2025	Gross Profit	Operating (Loss) Income	Net (Loss) Income Attributable to Dentsply Sirona (a)	Diluted EPS
Reported	$443	$(139)	$(146)	$(0.74)
Reported percent net sales	46.2%	(14.5%)
Non-GAAP Adjustments:
Amortization of Purchased Intangible Assets	33	56	41	0.21
Restructuring-Related Charges and Other Costs	2	15	6	0.04
Goodwill and Intangible Asset Impairments	—	153	144	0.72
Business Combination-Related Costs and Fair Value Adjustments	1	1	1	—
Income Tax-Related Adjustments	—	—	9	0.04
Adjusted	$479	$86	$55	$0.27
Adjusted percent net sales	49.8%	8.9%
Weighted average common shares outstanding used in calculating diluted GAAP net loss per common share				199.6
Weighted average common shares outstanding used in calculating diluted Non-GAAP net income per common share				200.4
(a) The total tax expense on the Non-GAAP adjustments totals $24 million which is inclusive of the $9 million income tax-related adjustment above.
Percentages are based on actual values and may not reconcile due to rounding.

Three Months Ended December 31, 2024	Gross Profit	Operating (Loss) Income	Net (Loss) Income Attributable to Dentsply Sirona (a)	Diluted EPS
Reported	$446	$(509)	$(430)	$(2.16)
Reported percent net sales	49.2%	(56.2%)
Amortization of Purchased Intangible Assets	30	54	40	0.20
Restructuring-Related Charges and Other Costs	1	45	36	0.18
Goodwill and Intangible Asset Impairments	—	504	370	1.86
Business Combination-Related Costs and Fair Value Adjustments	—	2	2	—
Income Tax-Related Adjustments	—	—	33	0.18
Adjusted	$477	$96	$51	$0.26
Adjusted percent net sales	52.8%	10.5%

Weighted average common shares outstanding used in calculating diluted GAAP net loss per common share				198.8
Weighted average common shares outstanding used in calculating diluted Non-GAAP net income per common share				199.3
(a) The tax expense on the Non-GAAP adjustments totals $124 million, which is inclusive of the $33 million income tax-related adjustment above.
Percentages are based on actual values and may not reconcile due to rounding.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(in millions, except per share amounts and percentages)
(unaudited)

Twelve Months Ended December 31, 2025	Gross Profit	Operating (Loss) Income	Net (Loss) Income Attributable to Dentsply Sirona (a)	Diluted EPS (b)
Reported	$1,840	$(422)	$(598)	$(3.00)
Reported percent net sales	50.0%	(11.5%)
Amortization of Purchased Intangible Assets	126	211	155	0.78
Restructuring-Related Charges and Other Costs	3	61	44	0.22
Goodwill and Intangible Asset Impairments	—	650	620	3.10
Business Combination-Related Costs and Fair Value Adjustments	2	8	6	0.03
Fair Value and Credit Risk Adjustments	—	—	1	0.01
Income Tax-Related Adjustments	—	—	92	0.46
Adjusted	$1,971	$508	$320	$1.60
Adjusted percent of net sales	53.6%	13.8%
Weighted average common shares outstanding used in calculating diluted GAAP net loss per common share				199.4
Weighted average common shares outstanding used in calculating diluted Non-GAAP net income per common share				200.1
(a) The total tax expense on the Non-GAAP adjustments totals $9 million, which is inclusive of the $92 million income tax-related adjustment above.
(b) EPS based on year-to-date actual values and may not reconcile to quarter-to-date totals due to rounding.
Percentages are based on actual values and may not reconcile due to rounding.

Twelve Months Ended December 31, 2024	Gross Profit	Operating (Loss) Income	Net (Loss) Income Attributable to Dentsply Sirona (a)	Diluted EPS
Reported	$1,958	$(879)	$(910)	$(4.48)
Reported percent net sales	51.6%	(23.2%)
Amortization of Purchased Intangible Assets	122	216	159	0.78
Restructuring-Related Charges and Other Costs	6	136	106	0.53
Goodwill and Intangible Asset Impairments	—	1,014	870	4.27
Business Combination-Related Costs and Fair Value Adjustments	2	4	3	0.01
Fair Value and Credit Risk Adjustments	—	—	2	0.01
Income Tax-Related Adjustments	—	—	111	0.55
Adjusted	$2,088	$491	$341	$1.67
Adjusted percent net sales	55.0%	12.9%
Weighted average common shares outstanding used in calculating diluted GAAP net loss per common share				203.2
Weighted average common shares outstanding used in calculating diluted Non-GAAP net income per common share				203.8
(a) The total tax expense on the Non-GAAP adjustments totals $121 million, which is inclusive of the $111 million income tax-related adjustment above.
Percentages are based on actual values and may not reconcile due to rounding.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(in millions, except per share amounts and percentages)
(unaudited)
Reconciliations of reported net (loss) income attributable to Dentsply Sirona to adjusted EBITDA and margin are as follows:

	Three Months Ended December 31,
(in millions)	2025	2024

Net loss attributable to Dentsply Sirona	$(146)	$(430)
Interest expense, net	22	16
Income tax benefit	(2)	(95)
Depreciation(1)	36	31
Amortization of purchased intangible assets	56	54
Restructuring-related charges and other costs	10	45
Goodwill and intangible asset impairments	153	504
Business combination-related costs and fair value adjustments	1	2
Fair value and credit risk adjustments	5	1
Adjusted EBITDA	$135	$128

Net sales	$961	$905
Adjusted EBITDA margin	14.1%	14.2%

	Year Ended December 31,
(in millions)	2025	2024

Net loss attributable to Dentsply Sirona	$(598)	$(910)
Interest expense, net	88	69
Income tax benefit	112	(26)
Depreciation(1)	138	126
Amortization of purchased intangible assets	211	216
Restructuring-related charges and other costs	57	136
Goodwill and intangible asset impairments	650	1,014
Business combination-related costs and fair value adjustments	8	4
Fair value and credit risk adjustments	1	2
Adjusted EBITDA	$667	$631

Net sales	$3,680	$3,793
Adjusted EBITDA margin	18.1%	16.6%
(1) Excludes those depreciation-related amounts which were included as part of the business combination-related adjustments and Restructuring-related charges and other costs.
Percentages are based on actual values and may not reconcile due to rounding.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(in millions, except per share amounts and percentages)
(unaudited)

A reconciliation of free cash flow for the three months ended December 31, 2025 and 2024 is as follows:

	Three Months Ended December 31,
(in millions)	2025	2024

Net cash provided by operating activities	$101	$87
Capital expenditures	(41)	(51)
Free cash flow	60	36
.

A reconciliation of free cash flow for the year ended December 31, 2025 and 2024 is as follows:

	Year Ended December 31,
(in millions)	2025	2024

Net cash provided by operating activities	$235	$461
Capital expenditures	(131)	(180)
Free cash flow	104	281